Exhibit 99.1

Forrester Acquires FeedbackNow and GlimpzIt

Acquisitions Build Forrester’s Real-Time CX Capability

Cambridge, Mass., July 10, 2018 – Forrester announced today that it has acquired FeedbackNow, a maker of physical buttons and monitoring software that companies deploy to measure, analyze, and improve customer experience. Forrester also acquired GlimpzIt, an artificial intelligence and machine-learning provider based in San Francisco.

The acquisitions of FeedbackNow and GlimpzIt are part of Forrester’s plan to build a real-time CX Cloud, integrating a range of inputs to help companies monitor and improve experience. The CX Cloud will incorporate:

1.	Instant customer feedback from physical devices, social sites, specialized apps, and embedded digital versions in websites and on mobile devices.

2.	The ability to analyze and prioritize that feedback.

3.	A distribution network for moving critical feedback out to operational sites in real time.

FeedbackNow represents a high-volume input source for the real-time CX Cloud, generating over 200,000 pieces of feedback per day from its “smiley boxes.” The company is the dominant physical feedback player in Europe, and its business in the US is growing fast. The GlimpzIt technology will be deployed to extend the analytics engine in the real-time CX Cloud. This engine will enable companies to analyze and correlate incoming feedback to identify the insights that matter most and the actions they must take immediately to have the greatest impact on customers.

In the age of the customer, companies must continuously monitor and improve experience or risk repelling and offending their clientele. Long checkout lines in a retail store or poor service from a financial services provider will no longer be tolerated — the real-time CX Cloud will give companies the tools and analytical capabilities to identify and fix experiences immediately. The risks are high. Forrester has documented that companies with highly rated customer experiences increase revenue at twice the rate of those with poorly rated experiences.

“CX can be a powerful competitive and operational weapon, but CX teams are burdened with insights that are too late and too limited,” said George F. Colony, Forrester’s Chairman and CEO. “The market has reached a point where customers expect companies to rapidly respond to feedback, wherever and however that feedback is provided. In a market where companies win or lose on the battleground of customer experience, the real-time CX Cloud will enable clients to realize the full potential of their CX efforts.”

Through the acquisitions of FeedbackNow and GlimpzIt, Forrester is changing the CX game. It is expanding the range of CX inputs, enabling immediate insights, and prioritizing those experiences that will create the greatest financial value. The most important element is speed, enabling CX to work at the velocity of customer expectations.

About Forrester

Forrester (Nasdaq: FORR) is one of the most influential research and advisory firms in the world. We work with business and technology leaders to develop customer-obsessed strategies that drive growth. Forrester’s unique insights are grounded in annual surveys of more than 675,000 consumers and business leaders worldwide, rigorous and objective methodologies, and the shared wisdom of our most innovative clients. Through proprietary research, data, custom consulting, exclusive executive peer groups, and events, the Forrester experience is about a singular and powerful purpose: to challenge the thinking of our clients to help them lead change in their organizations.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on Forrester’s current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual future activities and results to differ include, among others, Forrester’s ability to retain and enrich memberships for its research products and services, demand for advisory and consulting services, technology spending, Forrester’s ability to respond to business and economic conditions and market trends, Forrester’s ability to develop and offer new products and services, the risks and challenges inherent in international business activities, competition and industry consolidation, the ability to attract and retain professional staff, Forrester’s dependence on key personnel, Forrester’s ability to realize the anticipated benefits from recent internal reorganizations, the possibility of network disruptions and security breaches, Forrester’s ability to enforce and protect its intellectual property, and possible variations in Forrester’s quarterly operating results. Forrester undertakes no obligation to update publicly any forward-looking statements, whether because of new information, future events, or otherwise. For further information, please refer to Forrester’s reports and filings with the Securities and Exchange Commission.

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Forrester

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Public Relations Manager

jvassallo@forrester.com